SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 22, 2005
GOVERNMENT PROPERTIES TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-31962	20-0611663

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

13625 California Street, Suite 310, Omaha, Nebraska		68154

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (402) 391-0010
None

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Acquisition of Assets
     On November 21, 2005, Government Properties Trust, Inc. (GPT) completed its previously announced acquisition of the U.S. Army Corps of Engineers building at 4155 Clay Street, Vicksburg, Mississippi (the Vicksburg property) for approximately $26.5 million. The purchase price was determined through arms-length negotiations between GPT and Gladwyne Investors Business Trust, an unrelated party with an address at 770 Township Line Road, Suite 150, Yardley, Pennsylvania. GPT funded the purchase price with cash on hand and a mortgage loan from a financial institution in the amount of $14.4 million. The unpaid principal balance of the note bears interest at a rate of 5.62% per annum. Accrued interest only payments are due monthly beginning in February 2006. The principal is due in August 2016.
     The Vicksburg property, completed in 1996, totals approximately 200,000 rentable square feet situated on approximately 17.17 acres. The Vicksburg property is 100% leased by the federal government under a modified gross lease and is occupied by the U.S. Army Corps of Engineers. The current lease with the federal government expires in July 2016.
Item 9.01. Financial Statements and Exhibits
     (a) Financial statements of business acquired.
     To be filed by amendment as soon as practicable, but not later than February 6, 2006.
     (b) Pro forma financial information
     To be filed by amendment as soon as practicable, but not later than February 6, 2005.
     (c) Exhibits
     None

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOVERNMENT PROPERTIES TRUST, INC.
Date: November 22, 2005	By:	/s/ Nancy D. Olson
Nancy D. Olson
Chief Financial Officer and Treasurer